DIREXION FUNDS

DISTRIBUTION AGREEMENT

SCHEDULE A

Direxion Monthly S&P 500® Bull 2X Fund	Direxion Monthly S&P 500® Bear 2X Fund
Direxion Monthly NASDAQ-100® Bull 2X Fund
Direxion Monthly Small Cap Bull 2X Fund	Direxion Monthly Small Cap Bear 2X Fund
Direxion Monthly 7-10 Year Treasury Bull 2X Fund	Direxion Monthly 7-10 Year Treasury Bear 2X Fund
Direxion Monthly Emerging Markets Bull 2X Fund
Direxion Monthly NASDAQ-100® Bull 1.25X Fund	Direxion Monthly NASDAQ-100® Bear 1.25X Fund

Direxion Monthly High Yield Bull 1.2X Fund

Hilton Tactical Income Fund

Last Revised: August 18, 2021

SCHEDULE B

DISTRIBUTION AGREEMENT among the DIREXION FUNDS,

RAFFERTY ASSET MANAGEMENT, LLC and

RAFFERTY CAPITAL MARKETS, LLC

Pursuant to Section 9 of the Distribution Agreement among the Direxion Funds (the “Trust”), Rafferty Asset Management, LLC (“Adviser”) and Rafferty Capital Markets, LLC (“Distributor”), Adviser shall pay to Distributor the following amounts:

$15,000 per year for the 1st portfolio

$1,500 per year for each additional portfolio

$200 per advertising piece reviewed and filed with FINRA

$1,100 per year per registered representative, plus all associated FINRA and state fees for registered representatives, including license and renewal fees

Last Revised: July 1, 2013.